Exhibit 1.01

DTS, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2014

This Conflict Minerals Report (the “Report”) of DTS, Inc. (“DTS” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014. The Rule requires disclosure of certain information when a company manufactures, or contracts to manufacture, products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals referred to as “Conflict Minerals” are gold, columbite-tantalite (coltan), cassiterite and wolframite, or their derivatives which include tantalum, tin and tungsten (“3TG”). The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

As described in this Report, the Company has determined that certain Conflict Minerals are necessary to the functionality or production of products manufactured, or contracted to be manufactured, by DTS during the calendar year 2014. These products are referred to in this Report as “Covered Products.” As a result, we have conducted a reasonable country of origin inquiry (“RCOI”) designed to determine if any of these Conflict Minerals originated in the Covered Countries. Our RCOI primarily consisted of requesting a Conflict Minerals reporting questionnaire prepared by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC-GeSI”) from our contract manufacturers and suppliers of components received in 2014. Responses were reviewed for completeness and consistency, and we routinely followed up with our contract manufacturers and component suppliers for corrections and clarifications as needed. Based on our RCOI, we cannot absolutely determine if certain of the Conflict Minerals used in our products may have originated in the Covered Countries. Based on this information, we are performing additional due diligence on the source and chain of custody of these Conflict Minerals based on the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“Framework”) to determine if the Conflict Minerals may have originated in the Covered Countries, and if so, if the Conflict Minerals that may have originated in the Covered Countries benefited armed groups. As such, we believe our process is reasonably designed and is performed in good faith.  In performing the RCOI and due diligence in conformity with the Framework, we were unable to comprehensively determine the origin of all Conflict Minerals used in our products, the facilities used to process them, their country of origin, and their mine or location of origin.

Product Descriptions of Covered Products

Product	Description
Security Dongles

These are hardware devices that plug into a product that runs our proprietary software and is used to prevent piracy of the software, as the software will not operate without communication with the hardware dongle.

Wireless Speakers and Modules	Wireless speakers are speakers in which the audio is transmitted wirelessly to the speaker or other distribution module.

RCOI

Our RCOI primarily consisted of requesting the EICC-GeSI Conflict Minerals questionnaire from all of our contract manufacturers and suppliers of components purchased in 2014. We submitted this questionnaire to 3 contract manufacturers. Of the responses received, no supplier indicated that they source Conflict Minerals from the Covered Countries, however, in a number of cases our suppliers were not able to obtain conflict metals data/information for each metal from 100% of all relevant suppliers of the 3TG that they source from. While we do not believe that our products contain Conflict Minerals sourced from the Covered Countries, we do not have 100% confirmation from our suppliers of that fact.  As such, we cannot unequivocally state that our products that contain Conflict Minerals are not sourced from the Covered Countries.

Due Diligence

DTS assembled a Conflict Minerals project team with representatives from Engineering, Legal, and Finance to develop and execute its Conflict Minerals program. We are currently developing a Conflict Minerals Policy in our commitment to minimizing the use of Conflict Minerals that finance or benefit armed groups and expect to establish such policy during the year ending December 31, 2015.  We will post a copy of our policy, once established, to our website at www.dts.com. We have begun to engage our suppliers to promote responsible sourcing practices including promoting practices that avoid sources of Conflict Minerals that benefit armed groups. We are encouraging our suppliers to seek conflict-free sources for Conflict Minerals used in our products that are certified as conflict free. The project team reviewed the EICC-GeSI questionnaire responses supplied by the contract manufacturers and component suppliers, and the table below describes the smelters and refiners reported by our contract manufacturers and component suppliers on the EICC-GeSI questionnaire of the Conflict Minerals provided.

Tantalum

Smelters/Refiners Identified For Covered Products

Smelter/ Refiner Name	Sourcing Status
Exotech Inc.	Unknown
F&X Electro-Materials Ltd.	Unknown
Global Advanced Metals	Unknown
H.C. Starck Group	Unknown
Mitsui Mining & Smelting	Unknown
Ningxia Orient Tantalum Industry Co., Ltd.	Unknown
Plansee	Unknown
Ulba	Unknown

Zhuzhou Cement Carbide	Unknown

Tin

Smelters/Refiners Identified For Covered Products

Smelter/ Refiner Name	Sourcing Status
Alpha	Unknown
China Tin Group Co., Ltd.	Unknown
CHINA TIN SMELTER CO.,LTD	Unknown
CNMC (Guangxi) PGMA Co. Ltd.	Unknown
CV United Smelting	Unknown
Gejiu Non-Ferrous Metal Processing Co. Ltd.	Unknown
Malaysia Smelting Corporation (MSC)	Unknown
Mineração Taboca S.A.	Unknown
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Minsur	Unknown
Mitsubishi Materials Corporation	Unknown
OMSA	Unknown
PT Bangka Putra Karya	Unknown
PT Bangka Tin Industry	Unknown
PT Belitung Industri Sejahtera	Unknown
PT Bukit Timah	Unknown
PT DS Jaya Abadi	Unknown
PT Stanindo Inti Perkasa	Unknown
PT Tambang Timah	Unknown
PT Timah	Unknown

PT Timah (Persero), Tbk	Unknown
Suzhou Xingrui Noble	Unknown
Thaisarco	Unknown
White Solder Metalurgia e Mineração Ltda.	Unknown
Yunnan Chengfeng	Unknown
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Unknown
Yunnan Tin Company Limited	Unknown
Yunnan Tin Company, Ltd.	Unknown

Tungsten

Smelters/Refiners Identified For Covered Products

Smelter/ Refiner Name	Sourcing Status
Guangdong Xianglu Tungsten Industry Co., Ltd.	Unknown
Wolfram Company CJSC	Unknown
Xiamen Tungsten (H.C.) Co., Ltd.	Unknown

Gold

Smelters/Refiners Identified For Covered Products

Smelter/ Refiner Name	Sourcing Status
Allgemeine Gold-und Silberscheideanstalt A.G.	Unknown
Asahi Pretec Corporation	Unknown
Dowa	Unknown
Heraeus Ltd. Hong Kong	Unknown
Ishifuku Metal Industry Co., Ltd.	Unknown
Japan Mint	Unknown
Johnson Matthey Inc.	Unknown

JX Nippon Mining & Metals Co., Ltd.	Unknown
Kojima Chemicals Co., Ltd	Unknown
LS-NIKKO Copper Inc.	Unknown
Matsuda Sangyo Co., Ltd.	Unknown
Metalor Technologies (Hong Kong) Ltd	Unknown
Metalor Technologies SA	Unknown
Metalor USA Refining Corporation	Unknown
Mitsubishi Materials Corporation	Unknown
Mitsui Mining and Smelting Co., Ltd.	Unknown
Ohio Precious Metals, LLC	Unknown
Rand Refinery (Pty) Ltd	Unknown
Royal Canadian Mint	Unknown
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown
Shanghai Gold exchange	Unknown
Solar Applied Materials Technology Corp.	Unknown
Sumitomo Metal Mining Co., Ltd.	Unknown
Tanaka Kikinzoku Kogyo K.K.	Unknown
Tokuriki Honten Co., Ltd	Unknown
Valcambi SA	Unknown
Western Australian Mint trading as The Perth Mint	Unknown
Yunnan Tin Company Limited	Unknown
Zhaoyuan Gold mine	Unknown
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Unknown

55 Smelters/Refiners Listed In The Conflict Free Smelter Program	Validated As Conflict Free

Identified Countries Of Origin:  Australia, Austria, Bolivia, Brazil, Canada, China, Germany, Hong Kong, Indonesia, Japan, Kazakhstan, Korea, Malaysia, Peru, Russian Federation, South Africa, Switzerland, Taiwan, Thailand and the United States

As a downstream company in the supply chain, we rely on our contract manufacturers and component suppliers to provide us with the information needed to determine the mine or location of origin of Conflict Minerals with the greatest possible specificity.

Findings and Conclusions

We received responses from all of our contract manufacturers and component suppliers with no supplier indicating that they source Conflict Minerals from the Covered Countries.  However, as previously stated, in a number of cases our suppliers were not able to obtain conflict metals data/information for each metal from 100% of all of their relevant suppliers of the 3TG that they source from. While we do not believe that our products contain Conflict Minerals sourced from the Covered Countries, we do not have 100% confirmation from our suppliers of that fact.  As such, we cannot unequivocally state that our products that contain Conflict Minerals are not sourced from the Covered Countries.  That being said, we are not aware of any product or component that contains Conflict Minerals from the Covered Countries that benefited armed groups. The prior table lists the smelter or refiner names and information provided by our contract manufacturers and component suppliers. We believe that requesting our contract manufacturers and component suppliers to provide us with a completed EICC-GeSI Conflict Minerals questionnaire represents a reasonable effort to determine the mines or location of origin of the Conflict Minerals in our supply chain. The amount of information available globally on the traceability and sourcing of the original ores is somewhat limited at this time.

Steps to Improve Due Diligence

We will continue to encourage our contract manufacturers and suppliers to provide us with the information needed to determine all of the facilities used to process the Conflict Minerals used in our Covered Products, as well as the mine or location of origin of these Conflict Minerals. We are currently developing a Conflict Minerals Policy to provide our commitment to minimizing the use of Conflict Minerals that finance or benefit armed groups and expect to establish such policy during the year ending December 31, 2015.  We will post a copy of our policy, once established, to our website at www.dts.com. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come. We are encouraging our contract manufacturers and suppliers to seek Conflict Minerals from smelters or refiners that participate in a Conflict-Free Smelter Program or similar certification program. We will continue to monitor our contract manufacturers and suppliers and perform risk assessments on our overall sourcing practices, including the procurement of Conflict Minerals.

Forward-Looking Statements

This Form SD contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “intends,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; statements regarding supply chain diligence and compliance activities; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause results to differ materially are fully described in DTS’ public filings with the Securities and Exchange Commission, including DTS’ most recent Forms 10-K and 10-Q, available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this Form SD. DTS does not intend to update any forward-looking statement contained in this Form SD to reflect events or circumstances arising after the date hereof.